Exhibit 12

SAIC, INC.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended July 31	Fiscal Year Ended January 31
SAIC:	2011	2011	2010	2009	2008	2007
	(in millions, except ratios)
Earnings:
Income from continuing operations before income taxes	$389	$872	$768	$674	$598	$566
Add: minority interest in consolidated subsidiaries with fixed charges	—	—	—	—	3	5
Add: fixed charges	84	138	129	127	138	139
Add: cash distributions from equity method investments	—	1	2	5	7	10
Less: loss (income) from equity method investments	—	—	(1)	9	(6)	(2)

Total earnings	$473	$1,011	$898	$815	$740	$718

Fixed Charges:
Interest expense	$56	$79	$76	$78	$90	$92
Interest component of rent expense	28	59	53	49	48	47

Total fixed charges	$84	$138	$129	$127	$138	$139

Ratio of earnings to fixed charges	5.6	7.3	7.0	6.4	5.4	5.2

	Six Months Ended July 31	Fiscal Year Ended January 31
Science Applications:	2011	2011	2010	2009	2008	2007
	(in millions, except ratios)
Earnings:
Income from continuing operations before income taxes	$385	$857	$746	$632	$528	$548
Add: minority interest in consolidated subsidiaries with fixed charges	—	—	—	—	3	5
Add: fixed charges	88	153	151	169	205	141
Add: cash distributions from equity method investments	—	1	2	5	7	10
Less: loss (income) from equity method investments	—	—	(1)	9	(6)	(2)

Total earnings	$473	$1,011	$898	$815	$737	$702

Fixed Charges:
Interest expense	$60	$94	$98	$120	$157	$94
Interest component of rent expense	28	59	53	49	48	47

Total fixed charges	$88	$153	$151	$169	$205	$141

Ratio of earnings to fixed charges	5.4	6.6	5.9	4.8	3.6	5.0

For purposes of calculating the ratio of earnings to fixed charges, earnings are the amount resulting from adding (a) pretax income from continuing operations, (b) fixed charges, (c) minority interests in consolidated subsidiaries, and (d) cash distributions from equity method investments; and subtracting (e) income (loss) from equity method investments. Fixed charges consist of (a) interest expense inclusive of amortized premiums, discounts and capitalized expenses related to indebtedness and (b) the portion of rental expense deemed representative of interest expense (estimated to be one-third of rental expense). Interest associated with our uncertain tax positions is a component of income tax expense and not fixed charges.